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                                                                     EXHIBIT 5.1


                               September 11, 2000



Board of Directors
The Cobalt Group, Inc.
2030 First Avenue, Suite 300
Seattle, WA 98121

         RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         I have advised The Cobalt Group, Inc. ("Cobalt") in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering an aggregate of 860,000 shares of common stock, $.01 par value, of Cobalt (the "Shares") issuable in connection with The Cobalt Group, Inc. 1995 Stock Option Plan, as amended (the "Plan"). I have reviewed the corporate actions of Cobalt in connection with this matter and have examined those documents, corporate records, and other instruments as I have deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by Cobalt's Board of Directors or authorized committee thereof, will be legally issued, fully paid, and nonassessable.

                                   Very truly yours,

                                   /s/ Lee J. Brunz

                                   Lee J. Brunz
                                   Vice President, General Counsel and Secretary